Exhibit 99.3

Contacts: Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com 757-380-2341 Andy Green (Investors) andy.green@hii-co.com 757-688-5572

Huntington Ingalls Industries Announces First Quarterly Dividend and $150 million Share Repurchase Program

NEWPORT NEWS, Va. (Nov. 8, 2012) – Huntington Ingalls Industries (NYSE: HII) announced today that its Board of Directors has declared the company’s first quarterly cash dividend. The $0.10 per share dividend will be payable on December 14, 2012, to shareholders of record on November 30, 2012.

Additionally, the company’s Board of Directors has authorized a program to repurchase up to $150 million of the company’s outstanding shares of common stock over the next three years.

“Our steady progress toward our 2015 targets, coupled with our strong and sustainable cash position, gives us the flexibility to enhance shareholder returns through dividends and a share repurchase program,” said Mike Petters, HII’s president and chief executive officer. “Distributing cash to shareholders is a key component of our disciplined capital allocation strategy, which also includes investment in organic and other growth opportunities, pension funding and debt service.”

Purchases under the stock repurchase program may be made from time to time in the discretion of management in the open market, through privately negotiated transactions or through other means, are subject to prevailing market conditions and other factors, and may be suspended or discontinued at any time.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing more than 37,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our costs and perform effectively; risks related to our spin-off from Northrop Grumman (including our increased costs and leverage); our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com